Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

a) CoStar Realty Information, Inc., a Delaware corporation

b) CoStar Limited, a U.K. company

c) CoStar U.K. Limited, a U.K. company

d) Property Investment Exchange Limited, a U.K. company

e) Grecam S.A.S., a Societée par Actions Simplifiée